EXHIBIT 99.2

Duos Technologies, Inc.

Financial Statements

December 31, 2014 and 2013

(1)

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of: Duos Technologies, Inc.

We have audited the accompanying balance sheets of Duos Technologies, Inc. as of December 31, 2014 and 2013 and the related statements of operations, changes in stockholders’ equity (deficit), and cash flows for each of the two years in the period ended December 31, 2014. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Duos Technologies, Inc. as of December 31, 2014 and 2013, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2014, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company reported a net loss and cash used in operations of $2,107,015 and $985,650, respectively, for the year ended December 31, 2014 and as of December 31, 2014, has a working capital deficit, stockholders’ deficit and accumulated deficit of $5,147,708, $5,050,329 and $18,625,226, respectively. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans as to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.

Boca Raton, Florida

June 17, 2015

2295 NW Corporate Blvd., Suite 240 • Boca Raton, FL 33431-7328 Phone: (561) 995-8270 • Toll Free: (866) CPA-8500 • Fax: (561) 995-1920

www.salbergco.com • info@salbergco.com

Member National Association of Certified Valuation Analysts • Registered with the PCAOB Member CPAConnect with Affiliated Offices Worldwide • Member AICPA Center for Audit Quality

(2)

DUOS TECHNOLOGIES, INC.
BALANCE SHEETS

	December 31,	December 31,
	2014	2013

ASSETS
CURRENT ASSETS:
Cash	$85,435	$250
Accounts receivable, net	317,934	655,623
Cost and estimated earnings in excess of billings on uncompleted contracts	218,309	195,098
Prepaid expenses and other current assets	92,859	87,395

Total Current Assets	714,536	938,366

Property and equipment, net	44,883	69,323

OTHER ASSETS:
Patents and trademarks, net	52,496	52,871

Total Other Assets	52,496	52,871

TOTAL ASSETS	$811,915	$1,060,560

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:
Bank overdraft	$—	$97,491
Commercial insurance/office equipment financing	33,055	32,753
Notes payable-related party	75,000	75,000
Convertible notes payable, net	1,425,106	200,847
Accounts payable	550,455	916,002
Accounts payable - related party	53,122	60,711
Payroll taxes payable	600,181	456,955
Accrued expenses	694,498	731,147
Billings in excess of costs and estimated earnings on uncompleted contracts	153,783	9,517
Deferred revenue	865,394	802,074
Contingent lawsuit payable	1,411,650	1,002,324

Total Current Liabilities	5,862,244	4,384,821

Total Liabilities	5,862,244	4,384,821

Commitments and Contingencies (Note 11)

STOCKHOLDERS' EQUITY (DEFICIT):
Common stock: $0.001 par value; 500,000,000 shares authorized 57,738,209 and 56,605,329 shares issued and outstanding at December 31, 2014 and 2013, respectively	57,738	56,605
Additional paid-in capital	13,517,159	12,600,969
Accumulated deficit	(18,625,226)	(15,981,835)

Total Stockholders' Equity (Deficit)	(5,050,329)	(3,324,261)

Total Liabilities and Stockholders' Equity (Deficit)	$811,915	$1,060,560

See accompanying notes to financial statements.

(3)

DUOS TECHNOLOGIES, INC.
STATEMENTS OF OPERATIONS

	For the Years Ended
	December 31,
	2014	2013

REVENUES:
Project revenue	$1,802,930	$3,375,323
Maintenance and technical support	2,399,527	2,114,318

Total Revenues	4,202,457	5,489,641

COST OF REVENUES:
Project revenue	1,034,012	1,871,239
Maintenance and technical support	493,142	519,148

Total Cost of Revenues	1,527,155	2,390,387

GROSS PROFIT	2,675,302	3,099,255

OPERATING EXPENSES:
Selling and marketing expenses	283,440	314,946
Salaries, wages and contract labor	2,619,673	2,786,257
Research and development	191,662	259,255
Professional fees	83,538	60,499
General and administrative expenses	1,084,683	1,034,629

Total Operating Expenses	4,262,994	4,455,586

LOSS FROM OPERATIONS	(1,587,692)	(1,356,331)

OTHER INCOME (EXPENSES):
Interest income	45	—
Interest expense	(515,539)	(212,696)
Other income, net	31	111
Total Other Income (Expense)	(515,463)	(212,585)

Loss before income taxes	(2,103,155)	(1,568,916)

Franchise Tax	(3,860)	(4,243)

NET LOSS	(2,107,015)	(1,573,159)

Preferred stock dividends (Note 13)	(536,376)	(536,376)

Net loss applicable to common stock	$(2,643,391)	$(2,109,535)

NET LOSS APPLICABLE TO COMMON STOCK PER COMMON SHARE:
Basic	$(0.05)	$(0.04)
Diluted	$(0.05)	$(0.04)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	56,611,537	56,605,329
Diluted	56,611,537	56,605,329

See accompanying notes to financial statements.

(4)

DUOS TECHNOLOGIES, INC.
STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
Years Ended December 31, 2014 and 2013

	Common Stock		Additional
	Shares	Amount	Paid-in Capital	Accumulated Deficit	Total

Balance December 31, 2012	56,605,329	$56,605	$12,064,593	$(13,872,300)	$(1,751,102)

Cumulative dividends (Note 13)			536,376	(536,376)	—

Net Loss 2013				(1,573,159)	(1,573,159)

Balance December 31, 2013	56,605,329	$56,605	$12,600,969	$(15,981,835)	$(3,324,261)

Common stock issued for inducement	1,132,880	1,133	379,814		380,947

Cumulative dividends (Note 13)			536,376	(536,376)	—

Net Loss 2014				(2,107,015)	(2,107,015)

Balance December 31, 2014	57,738,209	$57,738	$13,517,159	$(18,625,226)	$(5,050,329)

See accompanying notes to financial statements.

(5)

DUOS TECHNOLOGIES, INC.
STATEMENTS OF CASH FLOWS

	For the Year Ended
	December 31,
	2014	2013

Cash from operating activities:
Net loss	$(2,107,015)	$(1,573,159)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation & amortization	55,162	70,510
Bad debt expense	—	77,510
Common stock issued for inducement	380,947	—
Changes in assets and liabilities:
Accounts receivable	337,689	1,226
Accounts receivable-related party	—	(11,309)
Costs & estimated earnings in excess of billings on uncompleted contracts	(23,211)	195,520
Prepaid expenses and other current assets	(5,463)	(11,382)
Accounts payable	(365,547)	337,833
Accounts payable-related party	(7,589)	52,161
Interest from premium accretion on convertible notes	25,889	847
Payroll taxes payable	143,226	276,588
Accrued expenses	(36,650)	196,881
Billings in excess of costs & estimated earnings on uncompleted contracts	144,266	(550,683)
Deferred revenue	63,320	223,819
Contingent lawsuit payable	409,326	176,235
Net cash used in operating activities	(985,650)	(537,403)

Cash flows from investing activities:
Purchase of patents/trademarks	(5,500)	(3,290)
Purchase of fixed assets	(24,846)	(14,343)
Net cash used in investing activities	(30,346)	(17,633)

Cash flows from financing activities:
Bank overdraft proceeds	(97,491)	97,491
Proceeds from related party notes	—	11,030
Proceeds from convetible notes/debt	1,198,370	200,000
Proceeds (repayment) of insurance and equipment financing	302	(13,769)
Repayment of note related to contingent lawsuit	—	(22,006)
Net cash provided by financing activities	1,101,181	272,746

Net increase (decrease) in cash	85,185	(282,290)
Cash, beginning of year	250	282,540
Cash, end of year	$85,435	$250

Supplemental Disclosure of Cash Flow Information:
Interest paid	$52,062	$9,702
Taxes paid	$4,243	$1,337

Supplemental Non-Cash Investing and Financing Activities:
Preferred stock dividends (Note 13)	$536,376	$536,376

See accompanying notes to financial statements.

(6)

Duos Technologies, Inc.

Notes to Financial Statements

December 31, 2014 and 2013

NOTE 1 – NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

Duos Techologies, Inc. (the Company, we, our or Duos) is a Florida corporation organized on November 30, 1990 as a subsidiary of its then parent company Enviromental Capital Holdings, Inc. (ECH). In 2002 Duos spun off from ECH and became an independent entity. The Company is headquartered in Jacksonville, Florida.

Duos is primarily engaged in the design and deployment of state-of-the-art, artificial intelligence driven intelligent technologies systems, with a focus on homeland security applications. Duos converges traditional security measures with information technologies to create “actionable intelligence.” Duos’ IP is built upon two of its core technology platforms (praesidium® and centraco™), both distributed as licensed software suites, and natively embedded within engineered turnkey systems (see detailed description of the Company’s products at its website www.duostech.com). praesidum ® is a modular suite of analytics applications which process and simultaneously analyze data streams from a virtually unlimited number of conventional sensors and/or data points. Native algorithms compare analyzed data against user-defined criteria and rules in real time and automatically report any exceptions, deviations and/or anomalies. This application suite also includes a broad range of conventional operational system components and subsystems, including an embedded feature-rich video management engine and a proprietary Alarm Management Service (“AMS”). This unique service provides continuous monitoring of all connected devices, processes, equipment and sub-systems, and automatically communicates to the front end-user interface, if and when an issue, event or performance anomalies are detected. centraco™ is a comprehensive user interface that includes the functionalities of a Physical Security Information Management (PSIM) system as well as those of an Enterprise Information System (EIS) . This multi-layered interface can be securely installed as a stand-alone application suite inside a local area network or pushed outside a wide area network using the same browser-based interface. It leverages industry standards for data security, access, and encryption as appropriate. The platform also operates as a cloud-hosted solution.

The Company’s primary clients are railroad owner/operators, petro-chemical plants, utilities and hospitals that are protentially vulnerable to attack, and in the case of the railroads, illegal ridership and border security issues.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from these estimates. The most significant estimates in the accompanying financial statements include the allowance on accounts receivable, valuation of deferred tax assets, estimates of percentage completion on projects and related revenues, valuation of stock-based compensation and valuation of loss contingencies. We base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. There were no cash equivalents at December 31, 2014 or December 31, 2013.

Concentrations

Cash Concentrations

The Company maintains its cash in bank and financial institution deposits that at times may exceed federally insured limits. The Company has not experienced any losses in such accounts through December 31, 2014. There were no amounts on deposit in excess of federally insured limits at December 31, 2014 and 2013.

Significant Customers and Concentration of Credit Risk

The Company, by policy, routinely assesses the financial strength of its customers. As a result, the Company believes that its accounts receivable credit risk exposure is limited and has not experienced significant write-downs in its accounts receivable balances through December 31, 2014. A significant portion of revenues is derived from certain customer relationships. The following is a summary of customers that each represents greater than 10% of total revenues in 2014 and 2013, and total accounts receivable at December 31, 2014 and 2013, respectively.

2014				2013
Revenue		Accounts Receivable		Revenue		Accounts Receivable
Customer A	48%	Customer A	52%	Customer A	35%	Customer A	34%
Customer B	26%	Customer B	18%	Customer B	33%	Customer B	31%
		Customer C	12%			Customer C	13%

Fair Value Measurements and Fair Value of Financial Instruments

Fair value is the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants. The Company classifies assets and liabilities recorded at fair value under the fair value hierarchy based upon the observability of inputs used in valuation techniques. Observable inputs (highest level) reflect market data obtained from independent sources, while unobservable inputs (lowest level) reflect internally developed market assumptions. The fair value measurements are classified under the following hierarchy:

·	Level 1—Observable inputs that reflect quoted market prices (unadjusted) for identical assets and liabilities in active markets;
·	Level 2—Observable inputs, other than quoted market prices, that are either directly or indirectly observable in the marketplace for identical or similar assets and liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets and liabilities; and
·	Level 3—Unobservable inputs that are supported by little or no market activity that is significant to the fair value of assets or liabilities.

The estimated fair value of certain financial instruments, including accounts receivable and accounts payable are carried at historical cost basis, which approximates their fair values because of the short-term nature of these instruments. The cost basis of notes and convertible debentures approximates fair value due to the market interest rates carried for these instruments.

(7)

Duos Technologies, Inc.

Notes to Financial Statements

December 31, 2014 and 2013

 Accounts Receivable

Accounts receivable are stated at estimated net realizable value. Accounts receivable are comprised of balances due from customers net of estimated allowances for uncollectible accounts. In determining the collections on the account, historical trends are evaluated and specific customer issues are reviewed to arrive at appropriate allowances.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation expense is computed by the straight-line method over the estimated useful lives of the assets. The depreciable lives average five years for office furniture and three years for office equipment. Maintenance and repairs are charged to expense as incurred. Gains and losses on dispositions are included in current operations.

Software Development Costs

The Company accounts for costs incurred to develop or purchase computer software for internal use in accordance with FASB ASC 350-40 “Internal-Use Software” or ASC 350-50 “Website Costs”. Costs incurred during the preliminary project stage along with post-implementation stages of internal use computer software are expensed as incurred. Costs incurred to maintain existing product offerings are expensed as incurred.

Patents and Trademarks

Patents and trademarks which are stated at amortized cost, relate to the development of intelligent technologies and are being amortized over 17 years.

Long-Lived Assets

The Company evaluates the recoverability of its property, equipment, and other long-lived assets in accordance with FASB ASC 360 “Property, Plant and Equipment”, which requires recognition of impairment of long-lived assets in the event the net book value of such assets exceed the estimated future undiscounted cash flows attributable to such assets or the business to which such intangible assets relate. This guidance requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

Accrual of Legal Costs Associated with Loss Contingencies

The Company expenses, as incurred, legal costs associated with loss contingencies.

Product Warranties

The Company has a 90 day warranty period for materials and labor after final acceptance of all projects. If any parts are defective they are replaced under our vendor warranty which is usually 12-36 months. Final acceptance terms vary by customer. Most customers have a cure period for any material deviation and if the Company fails or is unable to correct any deviations, a full refund of all payments made by the customer will be arranged by the Company. As of December 31, 2014 and 2013 management considers all final acceptance terms have been met; therefore no accrual of warranty reserves has been made.

Sales Returns

Our systems are sold as integrated systems and there are no sales returns allowed.

Revenue Recognition

Multiple Elements

Arrangements with customers may involve multiple elements including project revenue and maintenance services. Maintenance will occur after the systems integration project is completed and may be provided on an extended-term basis or on an as-needed basis. Revenue recognition for multiple element arrangement is as follows:

Each element is accounted for separately when each element has value to the customer on a standalone basis and there is Company specific objective evidence of selling price of each deliverable. For revenue arrangements with multiple deliverables, the Company allocates the total customer arrangement to the separate units of accounting based on their relative selling prices as determined by the price of the items when sold separately. Once the selling price is allocated, the revenue for each element is recognized using the applicable criteria under GAAP as discussed below for elements sold in non-multiple element arrangements. A delivered item or items that do not qualify as a separate unit of accounting within the arrangement are combined with the other applicable undelivered items within the arrangement. The allocation of arrangement consideration and the recognition of revenue is then determined for those combined deliverables as a single unit of accounting. The Company sells its services based on established rates which it believes is Company specific objective evidence of selling price. The Company only sells maintenance services or spare parts based on its established rates after it has completed a system integration project for a customer. The customer is not required to purchase maintenance services. All elements in multiple element arrangements with Company customers qualify as separate units of account for revenue recognition purposes.

(8)

Duos Technologies, Inc.

Notes to Financial Statements

December 31, 2014 and 2013

Project Revenue

The Company constructs intelligent technology systems consisting of materials and labor under customer contracts. Revenues and related costs on project revenue are recognized using the “percentage of completion method” of accounting in accordance with ASC 605-35, “Construction-Type and Production-Type Contracts”. Under this method, contract revenues are recognized over the performance period of the contract in direct proportion to the costs incurred as a percentage of total estimated costs for the entirety of the contract. Costs include direct material, direct labor, subcontract labor and other allocable indirect costs. All un-allocable indirect costs and corporate general and administrative costs are also charged to the periods as incurred. Any recognized revenues that have not been billed to a customer are recorded as an asset in “costs and estimated earnings in excess of billings on uncompleted contracts”. Any billings of customers in excess of recognized revenues are recorded as a liability in “billings in excess of costs and estimated earnings on uncompleted contracts”. However, in the event a loss on a contract is foreseen, the Company will recognize the loss when such loss is determined.

A contract is considered complete when all costs except insignificant items have been incurred and the installation is operating according to specifications or has been accepted by the customer.

The Company has contracts in various stages of completion. Such contracts require estimates to determine the appropriate cost and revenue recognition. Costs estimates are reviewed periodically on a contract-by-contract basis throughout the life of the contract such that adjustments to the profit resulting from revisions are made cumulative to the date of the revision. Significant management judgments and estimates, including the estimated costs to complete projects, must be made and used in connection with the revenue recognized in the accounting period. Current estimates may be revised as additional information becomes available.

Maintenance and Technical Support

Maintenance and technical support services are provided on both an as-needed and extended-term basis and may include providing both parts and labor. Maintenance and technical support provided outside of a maintenance contract are on an as-requested basis, and revenue is recognized as the services are provided. Revenue for maintenance and technical support provided on an extended-term basis is recognized ratably over the term of the contract.

Deferred Revenue

Deferred revenues represent billings or cash received in excess of revenue recognizable on service agreements that are not accounted for under the percentage of completion method.

Advertising

The Company expenses the cost of advertising.

Stock-based compensation

Stock-based compensation is accounted for in accordance with the Share-Based Payment Topic of ASC 718 which requires recognition in the financial statements of the cost of employee and director services received in exchange for an award of equity instruments over the shorter of the period the employee or director is required to perform the services in exchange for the award or the vesting period. The ASC also requires measurement of the cost of employee and director services received in exchange for an award based on the grant-date fair value of the award.

Pursuant to ASC Topic 505-50, for share-based payments to consultants and other third-parties, compensation expense is determined at the “measurement date”. The expense is recognized over the service period of the award. Until the measurement date is reached, the total amount of compensation expense remains uncertain. The Company initially records compensation expense based on the fair value of the award at the reporting date.

(9)

Duos Technologies, Inc.

Notes to Financial Statements

December 31, 2014 and 2013

Income Taxes

The Company accounts for income taxes in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 740, Income Taxes, which requires the recognition of deferred income taxes for differences between the basis of assets and liabilities for financial statement and income tax purposes. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

The Company evaluates all significant tax positions as required by ASC 740. As of December 31, 2014, the Company does not believe that it has taken any positions that would require the recording of any additional tax liability nor does it believe that there are any unrealized tax benefits that would either increase or decrease within the next year.

Penalties and interest assessed by income taxing authorities are included in operating expenses.

The federal and state income tax returns of the Company are subject to examination by the IRS and state taxing authorities, generally for three years after they were filed.

Earnings per Share

Basic net loss per share is computed by dividing the net loss by the weighted average number of common shares outstanding during the period. Diluted net loss per common share is computed by dividing the net loss by the weighted average number of common shares outstanding for the period and, if dilutive, potential common shares outstanding during the period. Potential common shares consist of the incremental common shares issuable upon the exercise of stock options, stock warrants, convertible debt instruments or other common stock equivalents. Potentially dilutive securities are excluded from the computation if their effect is anti-dilutive. As of December 31, 2014 and 2013 there was $1,398,370 and $200,000 of convertible debt that was convertible into 2,184,953 and 312,500, respectively, shares of common stock that was not included in a computation of diluted earnings per share since the effect was anti-dilutive. Such shares may dilute future earnings per share. (See Subsequent Events Note 15)

Segment Information

The Company operates in one reportable segment.

Recent Issued Accounting Standards

Financial Accounting Standards Board, Accounting Standard Updates which are not effective until after December 31, 2014 are not expected to have a significant effect on the Company’s financial position or results of operations. In August 2014, the FASB issued ASU 2014-15, “Presentation of Financial Statements – Going Concern (Topic 205-40)”, which requires management to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern for each annual and interim reporting period. If substantial doubt exists, additional disclosure is required. This new standard will be effective for the Company for annual and interim periods beginning after December 15, 2016. Early adoption is permitted. The Company does not expect the implementation of this standard to have a material effect on its disclosures.

(10)

Duos Technologies, Inc.

Notes to Financial Statements

December 31, 2014 and 2013

NOTE 2 – GOING CONCERN

As reflected in the accompanying financial statements for the years ended December 31, 2014 and 2013, the Company had net losses of $2,107,015 and $1,573,159, respectively, and cash used in operations of $985,650 and $537,403, respectively. Additionally, at December 31, 2014, the Company had a working capital deficit of $5,147,708, stockholders’ deficit of $5,050,329, and accumulated deficit of $18,625,226. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

The ability of the Company to continue as a going concern is dependent on the Company’s ability to further implement its business plan and raise capital. The Company needs to raise additional funds and/or generate sufficient revenue to continue to meet its liquidity needs and realize its business plan and maintain operations. Management of the Company is continuing its efforts to secure funds through equity and/or debt instruments for its operations. At the present time, the Company has no financing commitments from any person, and there can be no assurance that additional capital will be available to the Company on commercially acceptable terms or at all. The Company has reduced expenses from existing operations.

The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 3 – TRADE ACCOUNTS AND OTHER RECEIVABLES

Trade Accounts Receivable

Accounts receivable were as follows at December 31, 2014 and 2013:

	2014	2013
Accounts Receivable	$317,934	$655,623
Allowance for doubtful accounts	—	—
	$317,934	$655,623

There was no bad debt expense related to trade accounts receivable in 2014 and 2013.

Receivable due from Affiliate and Related Bad Debt

The Company had a receivable from the former parent, that was primarily comprised of the inter-company balance that existed at the time of the Company’s spin-off from the former parent in a year prior to 2013. The receivable was non-interest bearing. The Company had a repayment agreement with the former parent where the receivable was being paid down with royalties due to the former parent from third parties. In May 2014 the Company determined that there would be no more royalties to further pay down the receivable and that the former parent no longer had the ability to pay the receivable. Therefore the Company charged the remaining $77,510 balance of the receivable to bad debt expense effective December 31, 2013.

NOTE 4 – PROPERTY AND EQUIPMENT

The major classes of property and equipment are as follow at December 31, 2014 and 2013:

	2014	2013
Furniture, fixtures and equipment	$976,598	$951,752
Less: Accumulated depreciation	(931,715)	(882,429)
	$44,883	$69,323

Total depreciation in 2014 and 2013 was $49,286 and $64,666, respectively.

NOTE 5 - PATENTS AND TRADEMARKS

	2014	2013
Patents and trademarks	$256,715	$251,215

Less: Accumulated amortization	(204,219)	(198,344)
	$52,496	$52,871

Total amortization of patents in 2014 and 2013 was $5,876 and $5,844, respectively.

NOTE 6 – NOTES PAYABLE - RELATED PARTIES

	2014		2013
Notes Payable	Principal	Interest	Principal	Interest
Shareholder	$65,000	9%	$65,000	9%
Related Party	10,000	8%	10,000	8%
Total	$75,000		$75,000

On May 28, 2008, a shareholder who is indirectly invested in the Company with the CEO through another entity, loaned the Company the sum of $65,000 at an annual percentage rate of 9%. There was an accrued interest balance of $37,531 and $31,681 as of December 31, 2014 and 2013, respectively. The note was repayable on or before September 15, 2008 although no demand for repayment has been received from the holder. There is no formal written agreement and the terms are documented on a letter from a former CFO of the Company. The terms contain no default clauses and as of the time of this report, no demand for repayment has been made or expected. The Company intends to repay the loan when sufficient working capital permits such action.

On December 12, 2013, the wife of the CEO loaned the Company the sum of $10,000 at an annual percentage rate of 8%. There was accrued interest balance of $842 and $42 as of December 31, 2014 and 2013, respectively. The note is repayable on demand of the holder in the event of a significant accounts receivable payment to the Company. As of the time of this report, no such demand has been made.

(11)

Duos Technologies, Inc.

Notes to Financial Statements

December 31, 2014 and 2013

NOTE 7 - CONVERTIBLE DEBENTURES PAYABLE

	2014		2013
Notes Payable	Principal	Interest	Principal	Interest
Convertible Debentures	$1,398,370	6%	$200,000	6%
Premium	26,736		847
Debentures Payable, net	$1,425,106		$200,847

Pursuant to a financing agreement with one investor group (the “holder”), dated September 23, 2013, the Company issued $1,198,370 and $200,000 of unsecured convertible debentures in 2014 and 2013, respectively. The debentures bear interest at 6% annually and each debenture principal is due in three years from the debenture issuance date. The interest is due monthly in arrears. The principal balance at December 31, 2014 and 2013 was $1,398,370 and $200,000, respectively. The Company has been making its monthly interest payments and accordingly, accrued interest was $7,126 and $1,151 at December 31, 2014 and 2013. There is no default provision for the non-payment of interest when due. The maturity dates range from October 27, 2016 through November 30, 2017. The financing agreement states that these debentures will take highest priority over all other existing debt of the Company in the case of bankruptcy or other liquidation event. If any debenture is outstanding as of the maturity date then the Company shall pay a 3% premium on the principal in addition to repayment of the principal and any accrued interest. This 3% premium is being accrued as additional interest expense over the debentures terms. If the Company merges with a public entity then the holder has the right to (i) convert the remaining principal of one or more debentures into the combined Company’s stock at a 20% discount to the negotiated value of such stock according to the terms of the merger; or (ii) to call in one or more or even all of the debentures as due and payable within six (6) months of the “call” date with regard to each debenture and such obligation of the Company to pay shall include a 3% premium on the principal balance or (iii) let one or more of the debentures remain in effect according to the original terms, however, if the Company completes a merger with a public entity the Company has the right to payoff the debentures remaining principal balance and with a required 3% premium and any accrued interest. Although these convertible debentures appear to meet the requirements of stock settled debt under ASC 480 due to the variable conversion fixed rate, no premium on the debt or related interest expense has been recorded since the conversion option is contingent on a future event. (See subsequent events Note 15)

NOTE 8 – NOTES PAYABLE – OTHER FINANCING AGREEMENTS

The Company’s notes payable relating to financing agreements classified as current liabilities consist of the following as of December 31, 2014 and 2013:

	2014		2013
Notes Payable	Principal	Interest	Principal	Interest
Third Party - Insurance Note 1	$8,892	9.95%	$8,976	9.95%
Third Party - Insurance Note 2	20,376	9.25%	20,144	9.25%
Third Party - Equipment Financing	3,787	13.48%	3,633	13.48%
Total	$33,055		$32,753

The Company entered into an agreement on December 13, 2014 with its insurance provider by executing a $10,591 note payable (Insurance Note 1) issued to purchase an insurance policy, secured by that policy with an annual interest rate of 9.95% payable in monthly installments of principal and interest totaling $930 through October 13, 2015. The Company also entered into an agreement on September 15, 2014 with its insurance provider by executing a $28,779 note payable (Insurance Note 2) issued to purchase an insurance policy, secured by that policy with an annual interest rate of 9.25% payable in monthly installments of principal and interest totaling $3,001 through July 15, 2015.

The Company entered into an agreement on December 13, 2013 with its insurance provider by executing a $10,560 note payable (Insurance Note 1) issued to purchase an insurance policy, secured by that policy with an annual interest rate of 9.95% payable in monthly installments of principal and interest totaling $939 through October 13, 2014. The Company also entered into an agreement on October 10, 2013 with its insurance provider by executing a $28,705 note payable (Insurance Note 2) issued to purchase an insurance policy, secured by that policy with an annual interest rate of 9.25% payable in monthly installments of principal and interest totaling $2,994 through July 15, 2014.

The Company issued a $40,729 note payable on August 12, 2011 to a vendor to finance computer equipment, secured by that equipment with an interest rate of 13.48% per annum payable in monthly installments of principal and interest totaling $1,917 through March 12, 2014. The equipment was accounted for as a capital lease. (see Note 11) In May 2014, the Company executed a buy-out option for $11,364 to purchase this computer equipment, and agreed to make 12 monthly installments of $947 through April 1, 2015.

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Duos Technologies, Inc.

Notes to Financial Statements

December 31, 2014 and 2013

NOTE 9 - CONTRACT ACCOUNTING

Costs and Estimated Earnings in Excess of Billings on Uncompleted Contracts

Costs and estimated earnings in excess of billings on uncompleted contracts represents costs and estimated earnings in excess of billings and/or cash received on uncompleted contracts accounted for under the percentage of completion contract method.

At December 31, 2014 and 2013, costs and estimated earnings in excess of billings on uncompleted contracts consisted of the following:

	2014	2013
Costs and estimated earnings recognized	$990,799	$2,242,060
Less: Billings or cash received	(772,490)	(2,046,962)
Costs and estimated earnings in excess of billings on uncompleted contracts	$218,309	$195,098

Billings in Excess of Costs and Estimated Earnings on Uncompleted Contracts

Billings in excess of costs and estimated earnings on uncompleted contracts represents billings and/or cash received that exceed accumulated revenues recognized on uncompleted contracts accounted for under the percentage of completion contract method.

At December 31, 2014, and 2013, billings in excess of costs and estimated earnings on uncompleted contracts consisted of the following:

	2014	2013
Billings and/or cash receipts on uncompleted contracts	$394,517	$238,960
Less: Costs and estimated earnings recognized	(240,734)	(229,443)
Billings in excess of costs and estimated earnings on uncompleted contracts	$153,783	$9,517

NOTE 10 - DEFERRED COMPENSATION

The Company entered into several informal deferred compensation agreements in 2009 with eight employees, primarily officers and top level executives. The deferred compensation agreements include salary and commission deferrals.

The Company accrued 50% of the CEO’s salary beginning in 2009 and 25% of other executives, some of which are no longer with the Company. The Company intends to fully repay 100% of the deferred amounts including employees that have subsequently left.

As of December 31, 2014 and 2013, the Company has accrued $552,582 and $580,271, respectively, of deferred compensation relating to the individual agreements, which are included in the accompanying balance sheet in accrued expenses. The above referenced deferred compensation agreements are unfunded.

(13)

Duos Technologies, Inc.

Notes to Financial Statements

December 31, 2014 and 2013

NOTE 11 – COMMITMENTS AND CONTINGENCIES

Capital Lease

Equipment leased in August 2011 under a capital lease consists of computer equipment with a combined capitalized cost of $52,653. Accumulated depreciation was $52,653 and $49,108, respectively, relating to the leased equipment as of December 31, 2014 and 2013. Depreciation expense was $3,545 and $21,273 in 2014 and 2013, respectively, for the equipment under capital lease. The leased equipment was purchased by the Company in May 2014 under a purchase option at the equipment's fair market value. (see Note 8)

Operating Leases

The Company has several non-cancelable operating leases, primarily for equipment, that expire over the next 3 years. Minimum rent payments under operating leases are recognized on a straight-line basis over the term of the lease. Rental expense for operating leases during 2014 and 2013 was $17,838 and $14,620, respectively.

	Year Ended December 31,
	2014	2013
Purchase Power	$710	$802
Coffee Perks/A. Antique Coffee Services	325	338
Canon	12,567	11,761
Great American Leasing	—	1,719
NFS Leasing	4,236	—
Total Operating Leases rent expense	$17,838	$14,620

The Company has an operating lease agreement, through a related party, for office space, that expires as of April 2016. Minimum rent payments under this lease is recognized on a straight-line basis over the term of the lease. The current monthly lease payment is $13,251. Rental expense for the lease during December 31, 2014 and 2013 was $142,091 and $142,091, respectively.

The following is a schedule of future minimum lease payments for non-cancelable operating leases are as follows:

2015	$159,015
2016	79,508
Total	$238,523

Stock Purchase Agreement

On September 19, 2014, UDC entered into a definitive material agreement for the Purchase of Uni-Data and Communications, Inc., (UDC) a division of Unity International Group Inc (UIG), based in New York City. The agreement calls for UIG to sell UDC to Duos, as a wholly owned and operating entity. The companies executed a Stock Purchase Agreement (SPA) which called for the sale of 100% of the shares of UDC for the payment of $10 million.

The agreement is subject to Duos becoming a public entity and raising $12M in capital to render the purchase price and have sufficient working capital to operate UDC successfully. The final purchase price will be determined after the allowance of certain pre-defined closing adjustments related to the Working Capital of UDC, an estimated balance sheet as of the Closing the and the difference between the Estimated Working Capital and the Target Working Capital Amount and the Debt Amount of UDC The Estimated Schedule of Adjustments and the Estimated Working Capital are to be calculated in accordance with GAAP. Prior to the closing, the UIG would use any cash available to pay the debts of UDC with any remaining cash being disbursed to the UIG. “Working Capital” means (a) the current assets of UDC, minus (b) the sum of (i) all reserves and allowances applicable to such current assets and (ii) the current liabilities of UDC, determined in accordance with GAAP. In determining Working Capital, all Cash and Cash Equivalents held by UDC, Related Party Receivables, the equity of Unity Data & Electrical Services, LLC and all deferred Tax assets of UDC will be excluded.

For accounting purposes, Duos will give UIG a schedule with a computation of the Working Capital as of the end of the day immediately preceding the Closing Date, the Debt Amount and the difference between the Closing Date Working Capital and the Estimated Working Capital, and the difference between the Closing Date Debt Amount and the Estimated Debt Amount. Based on the Closing Date Working Capital and the Closing Date Debt Amount, each as finally determined by UIGs computations, if the Final Working Capital is greater than the Estimated Working Capital, then UIG shall pay to Duos the amount of such excess. If the Final Working Capital is less than the Estimated Working Capital, then, Duos shall promptly pay to UIG the amount of such deficiency. If the Final Debt Amount is less than the Estimated Debt Amount, then UIG shall pay to Duos the amount of such deficiency, or if the Final Debt Amount is greater than the Estimated Debt Amount, then, at UIGs option, Duos shall pay the amount of such excess.

With respect to taxes, UIG and Duos have the option to make an election under Section 338(h)(10), concerning the transactions contemplated by this Agreement. If UIG exercises its option to make an election under Section 338(h)(10) of the IRS Code, UIG agrees to perform an initial valuation of assets of UDC and the Subsidiary and allocation of the Closing Payment for purposes of this election. The valuations and allocations determined pursuant to this agreement will be used for purposes of all relevant Tax Returns, reports and filings. Any Taxes with respect to the income, property or operations of UDC that relate to the overlapping reporting periods shall be apportioned between UIG and Duos as determined from the books and records of UDC during the portion of such period ending on the Closing Date and the portion of such period beginning on the day following the Closing Date, and based on accounting methods, elections and conventions that do not have the effect of distorting income or expenses. Any Taxes with respect to the income, property or operations of UDC that relate to any overlapping periods shall be apportioned between UIG and Duos as determined from the books and records of UDC during the portion of such period ending on the Closing Date and the portion of such period beginning on the day following the Closing Date. These adjustments will be based on accounting methods, elections and conventions that do not have the effect of distorting income or expenses.

The agreement can be terminated based on a number of conditions including Duos inability to raise the required funding and/or become a public entity. In addition, the agreement automatically terminates on January 31, 2015 unless extended by the payment of an extension fee of $150,000. The payment of the fee, will extend the agreement for a further sixty days with certain credits back to Duos of that fee if closing occurs earlier than the extended deadline. At the end of the reporting period, Duos had not consummated the stock purchase agreement but was in negotiation with UIG for a modification of certain terms of the agreement including the purchase price and closing date. (See Note 15 for amendment)

Consulting Agreement

On October 30, 2014, Duos Technologies entered into a letter agreement with agreed financial advisor pursuant to which the advisor is to provide corporate finance and strategic advice including broker dealer services as necessary. The advisor was retained to lead the Company’s working capital financing efforts (see Note 15) and the due diligence on a reverse merger with a public entity. The letter agreement covers the material aspects of the relationship pending a more formal agreement once a suitable public entity had been identified. The agreement is constructed with the intent for the advisor to be exclusive provider but with provisions for cooperation with other banks either as a “lead” or “co-lead”. The Company agreed to pay a non-refundable monthly retainer fee of $5,000 per month when it is in active pursuit of a pre-defined list of potential merger candidates. In addition to the monthly retainer, 2% of the transaction amount was to be paid to Academy on the closing of the transaction previously identified by Academy and listed as a part of the agreement. At the time of this report, a transaction with Information Systems Associates had been concluded but the advisor was not eligible for a transaction fee since ISA had not been identified as one of the merger candidates by the agreement for which the fee is payable. (See Note 15 for subsequent placement agency agreement).

Litigation

On or about December 22, 2014, Corky Wells Electric (“CW Electric”) filed suit in the Circuit Court of Boyd County, Kentucky, demanding relief related to a promissory note issued by Duos to CW Electric on December 10, 2008 in the amount of $741,329. Duos further entered into a “Stipulation for Settlement” on September 30, 2009 wherein CW Electric agreed to dismiss its lawsuit and Duos agreed to resume payments. CW Electric is claiming that Duos breached the terms of that Stipulation for Settlement by not making the required number of payments. The plaintiff contends that due to the breach of payment terms, under the terms of the Promissory Note, the outstanding amount continues to accrue interest at the rate of eighteen percent (18%) per annum, compounded monthly for a total of $1,411,650 due through the future final payment date. Amounts of $1,411,650 and $1,002,324 have been accrued as a contingent lawsuit payable at December 31, 2014 and 2013, respectively.

The Company disputes Plaintiff’s computation and has retained counsel who has initially filed a motion to move the lawsuit into Federal court, which was successful and obtained an extension of time to respond to C.W. Electric’s Complaint. The Company believes that is has meritorious defenses to Plaintiff’s allegations.

Delinquent Payroll Taxes Payable

The Company has a delinquent payroll tax payable for the years ended December 31, 2014 and 2013 in the amount of $600,181 and $456,955, respectively. Currently, the Company has satisfied the total amount of the Trust Fund Taxes of $353,859 and will continue to make monthly payments to the IRS in the amount of $25,000 for the remaining balance. The Company has requested an installment plan.

(14)

Duos Technologies, Inc.

Notes to Financial Statements

December 31, 2014 and 2013

NOTE 12- INCOME TAXES

The Company maintains deferred tax assets and liabilities that reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The deferred tax assets at December 31, 2014 and 2013 consist of net operating loss carryforwards and differences in the book basis and tax basis of intangible assets.

The blended Federal and State tax rate of 37.6% applies to loss before taxes. The items accounting for the difference between income taxes at the effective statutory rate and the provision for income taxes for the years ended December 31, 2014 and 2013 were as follows:

	Years ended December 31,
	2014	2013
Income tax benefit at U.S. statutory rate of 34%	$(716,385)	$(534,874)
State income taxes	(75,853)	(56,634)
Non-deductible expenses	148,876	10,239
Change in valuation allowance	643,362	581,269
Total provision for income tax	$—	$—

The Company’s approximate net deferred tax assets as of December 31, 2014 and 2013 was as follows:

Deferred Tax Assets:	December 31, 2014	December 31, 2013
Net operating loss carryforward	$4,413,962	$3,737,841
Intangible assets	250,869	283,628
	4,664,831	4,021,469
Valuation allowance	(4,664,831)	(4,021,469)
Net deferred tax assets	$—	$—

The net operating loss carryforward was approximately $11,739,000 and $9,941,000 at December 31, 2014 and 2013, respectively. The Company provided a valuation allowance equal to the deferred income tax assets for the years ended December 31, 2014 and 2013 because it was not known whether future taxable income will be sufficient to utilize the loss carryforward and other deferred tax assets. The increase in the valuation allowance was $643,362 in 2014.

The potential tax benefit arising from the loss carryforward will expire in years through 2034. Additionally, the future utilization of the net operating loss carryforward to offset future taxable income may be subject to an annual limitation as a result of ownership changes that could occur in the future in accordance with Section 382 of the Internal Revenue Code. If necessary, the deferred tax assets will be reduced by any carryforward that expires prior to utilization as a result of such limitations, with a corresponding reduction of the valuation allowance. The Company believes its tax positions are all highly certain of being upheld upon examination. The Company’s 2014, 2013 and 2012 Corporate Income Tax Returns are subject to Internal Revenue Service examination.

The Company does not have any uncertain tax positions or events leading to uncertainty in a tax position.

NOTE 13 - STOCKHOLDERS’ EQUITY

Series A Convertible Preferred Stock

On December 29, 2014 the Company agreed with the majority of the then Series A redeemable convertible preferred shareholders to exchange all Series A Convertible preferred stock into the Company’s common stock at an 8% premium in terms of the quantity of shares to the original conversion rate which original conversion rate was approximately $0.54 per share. Accordingly, approximately 13,454,989 common shares were issued which includes the approximately 996,666 additional 8% premium common shares issued as an inducement to convert. The Company valued these additional premium shares based upon a contemporaneous business valuation of the Company resulting in a per share value of approximately $0.336 per share or an aggregate approximate $335,143 which was charged to operations. Since the preferred stock had been redeemable at stated value plus undeclared dividends, the Company recognized $536,376 of dividends in each of 2014 and 2013. Furthermore, since as discussed below under “Common Stock”, the Company has retroactively applied the effects of a subsequent merger, no Series A preferred stock transactions are reflected in the accompanying statement of changes in stockholders’ equity and the dividends are charged to retained earnings with a credit to additional paid-in capital.

Series B Convertible Preferred Stock

On December 29, 2014 the Company agreed with the majority of the then Series B convertible preferred shareholders to exchange all Series B Convertible preferred stock into the Company’s common stock at an 8% premium in terms of the quantity of shares to the original conversion rate which original conversion rate was approximately $0.66 per share. Accordingly approximately 1,838,885 common shares were issued which includes the approximately 136,214 additional 8% premium common shares issued as an inducement to convert. The Company valued these additional premium shares based upon a contemporaneous business valuation of the Company resulting in a per share value of approximately $0.336 per share or an aggregate approximate $45,804 which was charged to operations. Furthermore, since as discussed below under “Common Stock”, the Company has retroactively applied the effects of a subsequent merger, no Series B preferred stock transactions are reflected in the accompanying statement of changes in stockholders’ equity and the dividends are charged to retained earnings with a credit to additional paid-in capital.

Common Stock

Effective April 1, 2015, all outstanding common shares of the Company were exchanged for a total 60,000,000 common shares of Information Systems Associates, Inc. as a result of the merger described in the subsequent events footnote 15. Subsequent to year end the Company issued 2,211,791 common shares related to debenture conversions and 50,000 common shares related to an accounts payable settlement (see Note 15). All share and per share data in the accompanying financial statements and footnotes have been retroactively reflected for the exchange.

Warrants for Common Stock

All warrants granted related to prior capital stock offerings have expired as of December 31, 2013.

(15)

Duos Technologies, Inc.

Notes to Financial Statements

December 31, 2014 and 2013

NOTE 14 - RELATED PARTY TRANSACTIONS

Administrative Services Agreement

On December 1, 2002, the Company and the former parent entered into an Administrative Services Agreement whereby the former parent agreed to provide administrative and support services including but not limited to, (a) rent and general infrastructure, (b) human resource management services, and (c) accounting and financial services and other miscellaneous services. The monthly fee is subject to adjustments in accordance with the actual services rendered. The Company paid the former parent fees of $0 and $214,052 for the years ending December 31, 2014 and 2013, respectively. At December 31, 2014 and 2013, $19,897 and $48,297, respectively, was due to the former parent under this agreement and is included in Accounts payable - related parties.

Due to Related Parties

The due to related parties consists of two loans payable to shareholders for $65,000 and $10,000. The interest rates are nine percent (9%) and eight percent (8%) and all notes are payable on demand. The accrued interest payable on these loans as of December 31, 2014 and 2013 was $38,373 and $31,723, respectively. (see Note 6)

Write-off of Receivable Due from Affiliate

In 2013 the Company wrote off as bad debt expense a $77,510 receivable from its former parent. (See note 3)

NOTE 15 - SUBSEQUENT EVENTS

Financings

On February 11, 2015, the Company issued a $10,000 convertible debenture in exchange for $10,000 from Duos Ventures LLC, the holder of the existing convertible debentures.

On March 10, 2015, the Company received a $100,000 loan from related party principal shareholder. The note accrues interest at the rate of 12% per annum and is repayable on or before December 15, 2015.

On April 8, 2015 the Company received a $310,000 loan from a related party principal shareholder. The note accrues interest at the rate of 6% per annum and is repayable on or before October 31, 2015.

Amendment to Stock Purchase Agreement

On February 12, 2015, the Company executed an amendment to the Stock Purchase Agreement (see Note 11) with Unity International Group (UIG). The original agreement was due to expire on January 31, 2015 without the payment of a $150,000 extension fee by Duos to UIG. The amendment calls for certain changes in terms and conditions related to the original stock purchase agreement including an adjustment of the purchase price from $10M to $7M of which $6.75M will be paid in cash and the balance of $250K paid in ISA stock based on the fact that Duos had successfully agreed to a reverse merger with Information Systems Associates (ISA) although that transaction was not consummated at the time of this amendment. Certain other conditions were also amended including an extension of the closing date, without payment of an extension fee to March 31, 2015 and a further optional extension period to May 31, 2015 with the payment of an extension fee of $150,000 with certain credits of this fee against the purchase price if the deal was closed by April 30, 2015. On April 1, 2015, Duos closed its reverse merger with ISA as a condition precedent to closing the UDC transaction and on April 5, 2015, remitted $150,000 in payment of the extension fee to UIG thereby extending the agreement to May 31, 2015. As of this report, the merged entity had not closed the requisite financing envisioned by the original stock purchase agreement and therefore did not consummate the acquisition of UDC. The Company and UIG have had further communication relating to the extension of the closing date but, as of the date of this report, there has been no express consent by UIG to extend the closing date.

Placement Agency Agreement

On February 18, 2015, Duos agreed to engage an exclusive placement agent in connection with the possible private placement of equity, equity-linked or debt securities (the “Agreement”). The Agreement is for an initial term of 180 days and calls for a transaction fee equal to 9% of amounts raised in the offering by the agent from qualified investors, payable in cash upon closing, and warrants for 9% of the aggregate amount of all equity and equity-linked securities actually placed in the offering by the agent. Additionally, Duos undertook to pay costs and expenses of the placement agent associated with the offering, which were not to exceed $40,000. As of the date of this report, the Company and agent are in the process of terminating the placement agency agreement; no success fee amounts are due under this agreement. Previously, on October 30, 2014, such entity was engaged as an exclusive financial advisor and pursuant to such agreement was paid a total of $15,000 in respect of the merger with ISA.

Conversion of Debt

On March 31, 2015, Duos Ventures LLC converted $1,415,546 of convertible debentures which included $7,176 accrued interest into 2,211,791 shares of Common stock as a result of the closing of a reverse merger with Information Systems Associate, Inc. (ISA) The conversion was priced at a 20% discount from the ISA closing price on March 31, 2015 of $0.80 for a net conversion price of $0.64 per share in accordance with the original terms of the convertible debentures. As a result of this conversion, $37,120 of accrued debt premium relating to the 3% provision noted above, which is not required to be paid to debenture holders, was reclassified to additional paid-in capital and a $352,093 interest expense was recognized and recorded as a debt premium on March 31, 2015 pursuant to the resolution of the contingency under ASC 480 and then reclassified to additional paid-in capital.

Stock Issued for Partial Settlement of Accounts Payable

On March 31, 2015, the Company issued 50,000 of common stock to a software engineering vendor for a $20,000 partial settlement of an outstanding payable. The shares were valued at $0.336 per share, or $16,800, based on contemporaneous conversions of the Company's Preferred Stock Series A & B to Common Stock. The Company recorded a $3,200 gain on the settlement of this payable which is included in Other Income in the statement of operations.

Reverse Merger

On April 1, 2015, the Company completed a reverse triangular merger, pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) among the Company (“Duos”), Information Systems Associates, Inc. (ISA) , a publicly traded company and Duos Acquisition Corporation, a Florida corporation and wholly owned subsidiary of ISA (“Merger Sub”). Under the terms of the Merger Agreement, Merger Sub merged with and into Duos, with Duos remaining as the surviving corporation and a wholly-owned subsidiary of ISA (the “Merger”). The Merger was effective as of April 1, 2015, upon the filing of a copy of the Merger Agreement and articles of merger with the Secretary of State of the State of Florida (the “Effective Time”). As part of the merger agreement ISA confirmed to Duos executives that its stockholders would receive 60,000,000 common shares of ISA. The Company intends to carry on Duos’ business as a line of business following the Merger. The Company also intends to continue ISA's existing operations through its existing wholly owned subsidiary, TrueVue 360, Inc. Duos made the decision to become a public company to give it broader access to the public financial markets to support its growth goals. The objective was to streamline the merger process by finding a clean, operating entity with no “toxic” debt and that was not and had never been a shell company, which Duos believes it has achieved with the merger with ISA.

The merger is being accounted for as a reverse merger using the acquisition method under ASC 805-40 with ISA deemed to be the acquired company for accounting purposes. This determination is based on Duos shareholders obtaining an approximate 98% voting control as well as management and Board control of the combined entity. Accordingly, the assets and liabilities and historical operations that are reflected in the consolidated financial statements after the merger are those of Duos stated at historical cost and the assets and liabilities of ISA were recorded at their fair values at the merger date. The results of operations of ISA are only consolidated with the results of operations starting on the merger date. An analysis of Duos Technologies established a total enterprise valuation of $19,350,000 using a relative values approach. At the time of the merger, it was estimated that ISA shareholders would own approximately 2% of the outstanding stock after issuance of 60,000,000 shares to Duos shareholders. This resulted in a purchase price of $393,929. The difference between the recorded historical value of assets acquired and liabilities assumed totaling $1,578,816 was allocated $165,000 for tradename and technology and a further $250,000 for existing customer relationships both of which will be amortized over 2 years. These trade name and technology amounts are based on the value of a secured loan against the patent and software and the customer relationships is calculated based on the estimated gross margin for the next two years for certain customer relationships. The remaining $1,163,816 is allocated to Goodwill which is the expected synergies that will benefit the combined entity. Goodwill is not expected to be deductible for income tax purposes.

In connection with the merger, the Company incurred acquisition costs of $36,718 in 2014 of which $16,425 is included in professional fees, $10,000 is included in salaries, wages and contract labor and $10,293 is included in general and administrative expenses on the accompanying statements of operations. In addition the Company incurred $75,489 in 2015.

The fair value of the assets acquired and liabilities assumed in the merger are as follows:

Assets acquired:
Cash	$1,347
Tradename and technology	165,000
Customer relationships	250,000
Goodwill	1,163,816
Total assets	1,580,163
Liabilities assumed:
Accounts payable	216,461
Loans payable	748,426
Accrued expenses	35,275
Deferred revenue	1,809
Total liabilities	1,186,234
Purchase price	$393,929

The estimates of fair values and the purchase price allocation is subject to change pending the finalization of the valuation of assets acquired and liabilities assumed.

The following unaudited pro forma consolidated results of operations have been prepared as if the merger occurred on January 1, 2014:

	Three Months Ended March 31, 2015	Year Ended December 31, 2014
Net Revenues	$1,107,166	$4,603,768
Net Loss	$(1,338,400)	$(3,049,740)
Net Loss per share applicable to common stock	$(.02)	$(.06)

Pro forma data does not purport to be indicative of the results that would have been obtained had these events actually occurred at the beginning of the periods presented and is not intended to be a projection of future results.